Exhibit 99.1

For: Cygne Designs, Inc.

Cygne Designs, Inc.

Nomaan Yousef, Chief Financial Officer

(212) 997-7767

CYGNE RECEIVES NASDAQ NOTICE LETTER

New York, New York, July 22, 2008-Cygne Designs, Inc. (NASDAQ: CYDS) today announced it received a Nasdaq Staff Deficiency Letter on July 16, 2008. Nasdaq had previously notified the Company on January 14, 2008 that it had failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) for the previous 30 consecutive days.

Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days to regain compliance. The Company did not regain compliance within the prescribed period and is not eligible for an additional 180 day compliance period. Accordingly, unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on July 25, 2008 and the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel and men’s denim apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.